Equivest Finance, Inc. Announces Agreement To
                       Acquire Eastern Resorts Corporation


          Greenwich, Connecticut, July 17, 1998. Equivest Finance, Inc. (Nasdaq:
EQUI) today announced the execution of a definitive merger agreement pursuant to which Eastern Resorts Corporation will become a wholly owned subsidiary of Equivest. Upon completion of the Merger, all of the outstanding common stock of Eastern Resorts will be exchanged for $15,000,000 in cash and 3,200,000 shares of Equivest common stock.

          Consummation of the merger is not subject to Hart-Scott-Rodino clearance or shareholder approval but is subject to other customary conditions. Equivest and Eastern Resorts currently expect to complete the merger by the end of August, 1998. Equivest has arranged short term bridge financing of the cash portion of the acquisition through an affiliate of its financial advisor, which will receive 180,000 warrants at $8.00 as part of is consideration.

          Through its wholly owned subsidiary, Resort Funding, Inc. in Syracuse, New York, Equivest finances the development of destination resorts in the timeshare industry, as well as vacation ownership intervals purchased by consumers. At March 31, 1998 Equivest had total assets of approximately $137 million. For the three months then ended Equivest had revenues of approximately $5.1 million and net income of approximately $1.3 million.

          Eastern Resorts, through its wholly owned subsidiary, Eastern Resorts LLC, headquartered in Newport, Rhode Island, is believed to be the largest developer of timeshare resorts in New England. Eastern Resorts operates several projects in Newport, Rhode Island, as well as its current developments in Newport and at Jiminy Peak in Massachusetts. As of May 31, 1998, privately held Eastern Resorts had assets of approximately $29 million, and for the five months then ended it had revenue of approximately $9.5 million and net income of approximately $1.2 million.

          Richard C. Breeden, Chairman and Chief Executive Officer of Equivest, said "We are delighted with the agreement to join forces with Eastern Resorts and its highly quality management team, led by its CEO R. Perry Harris. For nearly 20 years, Eastern Resorts has been a developer of high quality vacation resorts, and has built an extremely talented group of employees. We believe this transaction will create exciting new prospects for the future of both companies." If the proposed merger is consummated, Equivest expects to maintain Eastern Resorts' headquarters in Newport, Rhode Island. Mr. Harris will join the board of directors of Equivest and serve as Chief Executive Officer of Eastern Resorts under a long-term employment agreement.

          R. Perry Harris, Chairman and Chief Executive Officer of Eastern Resorts, said: "This merger will allow Eastern Resorts to continue its expansion plans with strong corporate backing. Eastern Resorts has had a close relationship with Resort Funding for many years and we expect


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the transition under the Equivest corporate structure to be smooth, with substantial opportunities for the combined companies."

          Credit Suisse First Boston has acted as exclusive financial adviser to Equivest in connection with its acquisition of Eastern Resorts. Salomon Smith Barney has acted as exclusive financial adviser to Eastern Resorts.



NOTE TO INVESTORS: Certain statements (including without limitation the statements concerning the merger and the operation of the combined companies after the consummation of the merger) contained in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements are based on Equivest's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Equivest notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors affecting the plans and potential results and operations of Equivest and Eastern as combined companies, as well as the risks and uncertainties that may affect the operations, performance, development, and results of Equivest's and Eastern's businesses, include the ability of the two companies to successfully integrate their operations, a downturn in the real estate cycle or other factors which result in lower sales of vacation ownership interests, possible financial difficulties of one or more of the developers with whom Equivest does business, including the risk of carrying non-performing assets or losses if defaulted loans prove to have insufficient collateral backing, fluctuations in interest rates, prepayments by consumers of indebtedness, prepayments by developers, inability of developers to honor replacement obligations for defaulted consumer notes, and competition from organizations with greater financial resources.

Contact: Ben Cesare of Cohn & Wolfe (212) 598-3651